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                                                                   EXHIBIT 3.1.4

                              ARTICLES OF AMENDMENT

      Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits [illegible] Articles of Amendment for the purpose of amending its [illegible] Incorporation:

      1. The name of the corporation is Unitive Electronics, Inc.

      2. The text of the amendment adopted is as follows:

      Article IV is hereby amended by deleting the existing Article IV and substituting in its place the following:

      "The total number of shares that the Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common stock, with a par value of One Cent ($0.01) per share."

      3. The foregoing amendment was adopted on the 6th day of October 1997, by the Board of Directors without shareholder action, which was not required because no shares of the corporation's common stock have been issued.

      4. These Articles will be effective upon filing.

                                                 UNITIVE ELECTRONICS, INC.

                                                 By: /s/ Frank Hart
                                                     --------------------------
                                                     Frank Hart, President